Exhibit 10.4

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is effective as of the 6th day of December, 2023 (the “Effective Date”), by and between Richard Poulton (“Executive”) and Veradigm Inc. (formerly known as Allscripts Healthcare Solutions, Inc. (“Allscripts”)), a corporation organized and existing under the laws of the State of Delaware (“Company”). Terms used in this Agreement but not specifically defined herein shall have the same meaning as in the Employment Agreement (defined below).

WHEREAS, Allscripts and Executive entered into an Employment Agreement effective October 29, 2012 and amended on July 31, 2020 (as amended, the “Employment Agreement”); and

WHEREAS, Company and Executive desire to set forth the terms of Executive’s termination of employment, severance benefits, and other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Termination Date. As of the close of business on December 6, 2023 (the “Termination Date”), Executive’s employment with, and service as an officer and member of the Board of Directors (and any committees thereof) of Company is terminated. As of the Termination Date, Executive irrevocably resigns from all other positions he has with, and boards of directors (and any committees thereof) of, Company and any subsidiaries and affiliated companies of Company.

2.

Final Pay. Regardless of whether Executive executes this Agreement, Company will provide Executive with any Base Salary and for his vacation time that has accrued but is unpaid or unused as of the Termination Date on the first regularly scheduled Company pay date following the Termination Date. Company will reimburse Executive for all expenses incurred by Executive prior to the Termination Date that are reimbursable pursuant to Section 3.4 of the Employment Agreement. Executive agrees to provide documentation for all such expenses within twenty-one (21) days of the Termination Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.

3.	Severance Pay and Benefits. Subject to the terms of this Agreement and provided that Executive signs and returns this Agreement to Company by December 6, 2023 and complies with this Agreement:

a.

Company will pay Executive a gross amount equal to $1,600,000 (less withholdings and deductions), payable in substantially equal installments over a 24-month period following the Termination Date, which Executive acknowledges is equal to 24 months of Base Salary (as in effect immediately prior to the Termination Date);

b.

Subject to Executive’s timely election of COBRA continuation coverage, Company will permit Executive to continue Executive’s current enrollment (including family enrollment, if applicable) in Company health and/or dental insurance benefit plans made available to similarly situated employees for a period of 24 months following the Termination Date, with Executive’s contribution to such plans as if Executive were still employed by Company, in accordance with and subject to the terms of Section 4.5.1(ii) of the Employment Agreement;

c.

Subject to the terms of Company’s Amended and Restated 2019 Stock Incentive Plan and the applicable award agreements, Executive will vest with respect to each Company restricted stock unit (“RSU”) held by Executive as of the date of this Agreement that is subject solely to time-based vesting conditions and that is scheduled to vest during the 2024 calendar year (including, without limitation, the performance-based RSUs granted March 2, 2021 that performance vested based on 2021 free cash flow and that are currently subject only to time-based vesting), which the parties agree is equal to a total of 264,947 RSUs (the “Designated RSUs”), and each Designated RSU will be settled in a share of Company common stock within 60 days following the Termination Date;

d.

Company will reimburse Executive for his attorney’s fees in an amount not to exceed $10,000 in connection with review and negotiation of this Agreement, which reimbursement shall be paid within thirty (30) days after a written invoice is submitted to Company, provided that such invoice is submitted within fourteen (14) days of the Termination Date and further provided that Executive is in full compliance with the terms and conditions of this Agreement at the time for such reimbursement; and

e.

Company will make donations in Company’s name that fulfill the pledges made by Executive to the following organizations: (i) $250,000 to the American Heart Association; (ii) $100,000 to JDRF; and (iii) $150,000 to the Lincoln Park Zoo.

Executive acknowledges and agrees that: (x) the severance and other benefits described in this Section 3 are in lieu of and in excess of, and not in addition to, the severance benefits specified in Section 4.5 of the Employment Agreement; (y) all such amounts and benefits are in excess of anything to which Executive otherwise would be entitled without executing this Agreement; and (z) such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by Company or any of the other Released Parties (as defined below). For the avoidance of doubt, under no circumstances shall Executive receive severance benefits under both this Section 3 and the Employment Agreement.

4.	Release.

a.

Released Parties. The term “Released Parties” as used in this Agreement includes: (a) Company and its past and present parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, stockholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above, and the heirs, administrators and executors of any person listed in subpart (b) above.

b.

Release of All Claims. Executive, and anyone claiming through Executive or on Executive’s behalf, hereby waives and releases Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Executive now has or has ever had against Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this Agreement. Without limiting the generality of the foregoing, the claims waived and released by Executive hereunder include, but are not limited to:

i.

all claims arising out of or related in any way to Executive’s employment or service as a director, compensation, other terms and conditions of employment, or termination from employment with Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit, and all claims arising under the Employment Agreement;

ii.

all claims that were or could have been asserted by Executive or on his behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and

iii.

all claims that were or could have been asserted by Executive or on his behalf under: any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Illinois Human Rights Act, the Illinois Equal Pay Act, and the Chicago and Cook County Human Rights Ordinances.

Notwithstanding the foregoing, nothing in this Agreement shall waive or release: (v) any claim that cannot be waived or released by law; (w) any claim to enforce this Agreement; (x) any claim for any vested benefits to which Executive is otherwise entitled pursuant to the terms and conditions of any of applicable benefit plans; (y) any claim for workers’ compensation or unemployment insurance benefits; or (z) any claim, if any, to indemnification under any applicable law, any Company by-laws, or any director and officer insurance, it being understood and agreed that this Agreement does not create or expand upon any such rights (if any) to indemnification.

5.

No Other Actions of Claims. Executive represents and warrants that: (a) Executive is the sole owner of the claims that are released in Section 4 above; (b) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (c) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

6.

No Other Payments or Benefits. Except as expressly provided in this Agreement, Executive acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments or any amounts under the Employment Agreement or any other agreement with Company or Allscripts. Executive acknowledges and agrees that, other than the Designated RSUs, each Company equity-based award held by Executive that is unvested as of the Termination Date (including, without limitation, each award of RSUs subject to time-based or performance-based vesting conditions, but not including the Designated RSUs) shall be automatically forfeited without consideration upon Executive’s termination of employment with Company. Executive hereby promises and agrees not to sue or bring any other proceeding (including any arbitration) against any Released Party for any claim waived and released in Section 4 above. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by Executive in Section 4 above, Executive hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to Executive, including without limitation any costs, expenses or attorneys’ fees incurred by or on behalf of Executive (provided, however, that this Agreement does not limit Executive’s eligibility to receive an award under applicable law, if any, for providing truthful information to a governmental agency or regulatory entity).

7.

Non-Interference. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit Executive from confidentially or otherwise (without informing Company or its affiliates) communicating or filing a charge or complaint with, participating in an investigation or proceeding by, or giving truthful testimony or statements to a federal, state, local or other governmental agency or regulatory entity (including self-regulatory), or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process); requesting or receiving confidential legal advice (at Executive’s own expense); or exercising any protected right to communicate about lawfully acquired compensation information or other working conditions.

8.

Continuing Obligations. The Employment Agreement is hereby terminated, null and void, except that Sections 5 and 7 of the Employment Agreement shall continue in full force and effect in accordance with their respective terms and Executive hereby reaffirms his commitment to comply with all such obligations, as well as any non-solicitation, non-interference, non-competition, non-disclosure or other restrictive covenant obligations set forth in any equity award agreement between Company and Executive (collectively, the “Continuing Obligations”), except as otherwise provided in Section 7 above and as amended in the following sentence of this Section 8. Notwithstanding the forgoing, the following terms in any of Executive’s Continuing Obligations shall be replaced in their entirety with the following: “‘Compete’ means directly or indirectly, for Executive’s own benefit or for the benefit of others, render services for a Competing Organization that develops, sells, licenses or otherwise provides Competing Products or Services anywhere within the Restricted Territory”; ‘Competing Products or Services’ means products, processes, or services of any person or organization other than Veradigm, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as any product, process, or service of Veradigm in existence as of December 6, 2023, or under development as of December 6, 2023 and sold or provided within the twelve (12) month period thereafter”; and the period of any Non-Competition obligation under any Continuing Obligation with an original term in excess of eighteen (18) months shall run for eighteen (18) months following the Termination Date.

9.

Cooperation. Following the Termination Date, and except as otherwise provided in Section 7 above, Executive shall cooperate fully with Company and the other Released Parties in transitioning his responsibilities as requested by Company, and shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving Company or any of the other Released Parties and which in any way relate to or involve Executive’s employment with Company. Executive’s obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as Company and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to Company and any of the other Released Parties any truthful papers, electronic data, and other information (whether in hard copy, electronic, or other format) reasonably requested by any of them, provided that such cooperation does not materially and unreasonably interfere with Executive’s employment or other professional obligations following the Termination Date. Executive shall be reimbursed for reasonable out-of-pocket expenses that Executive incurs in rendering cooperation after the Termination Date pursuant to this Section 9, subject to applicable law.

10.

Waiver of Any Re-Employment Right. Executive waives all interest in and right to reinstatement or re-employment with Company and any of its affiliates and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

11.

Acknowledgements. Executive acknowledges, understands, and agrees that: (a) Executive has read and understands the terms and effect of this Agreement; (b) Executive releases and waives claims through the date he signs this Agreement; (c) Executive agrees to all provisions of this Agreement knowingly and voluntarily, in exchange for consideration in addition to anything of value to which Executive already is entitled; and (d) Executive hereby is and has been advised to have his attorney or other representative (chosen by Executive and at his cost) review this Agreement before signing it.

12.	Miscellaneous.

a.

Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their respective heirs, administrators, representatives, executors, successors and assigns.

b.	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois without regard to the conflict of law provisions of any jurisdiction.

c.

Scope of Agreement. This Agreement and, as indicated, the Employment Agreement and the Continuing Obligations, reflect the entire agreement between Executive and Company with respect to the terms and conditions of Executive’s employment relationship with Company and the termination of such employment relationship and, except as specifically provided herein, supersede all prior agreements and understandings, written or oral relating to the subject matter hereof.

d.

Notices. Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to Company, to 222 W Merchandise Mart Plaza #2024, Chicago, IL 60654; and (b) if to Executive, to the mailing and email addresses on file in Company’s records. All such notices, requests, or other communications shall be sufficient if made in writing by email to Company’s General Counsel and Chairperson of the Board of Directors or Executive’s email address on file with Company, in each case with confirmation of sending, and one of the following: (i) by personal delivery to the party entitled thereto, (ii) by certified mail, return receipt requested, or (iii) by express courier service, and shall be effective upon personal delivery, upon confirmation of receipt of sending of email transmission, upon the fourth calendar day after mailing by certified mail, or upon the second calendar day after sending by express courier service.

e.

Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any breach of any other provision or any subsequent breach by such party. Continuation of benefits hereunder by Company following a breach by Executive of any provision of this Agreement shall not preclude Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

f.	Amendment. This Agreement may not be modified or amended except by a writing signed by Executive and an authorized member of the Board of Directors or other authorized signatory of Company.

g.

Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

h.

Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

i.

Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Executive or Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

j.	Withholding. Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

k.

Section 409A of the Code. Executive expressly acknowledges and agrees that Section 7.14 of the Employment Agreement remains in full force and effect and shall apply to this Agreement. Executive acknowledges and agrees that he is a “specified employee” of Company and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), as of the Termination Date and, therefore, will be subject to a delay in payment until the expiration of the six (6) month period following the date of Executive’s separation from service from Company (pursuant to Treasury Regulation Section 1.409A-3(i)(2)(ii)) with respect to any payments provided hereunder to the extent such amounts are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A and the regulations thereunder.

l.

Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the Effective Date.

VERADIGM INC.

By:	/s/ Dave B. Stevens
Name:	Dave B. Stevens
Title:	Chair of the Compensation Committee
Date:	December 6, 2023

EXECUTIVE:

By:	/s/ Richard Poulton
Name:	Richard Poulton
Date:	December 6, 2023

[Signature Page to Separation Agreement]